UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2014

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In connection with Chesapeake Lodging Trust (the “Trust”)’s registration statements on Forms S-3 (file no. 333-183280) and S-8 (file nos. 333-164537, 333-172311 and 333-181840), we are presenting in this Current Report on Form 8-K certain additional disclosures to be incorporated by reference therein, including disclosures relating to:

•	Our investment policies and policies with respect to certain other activities; and

•	The material U.S. federal income tax considerations for holders of our shares.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board of Trustees (the “Board”), without shareholder approval. Any change to any of these policies by our Board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board believes that it is advisable to do so in our and our shareholders’ best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Securities Exchange Act of 1934, as amended. We cannot assure you that our investment objectives will be attained.

Investments in real estate or interests in real estate

We invest principally in hotels. Our senior executive officers will identify and negotiate acquisition opportunities, subject to approval by our Board. Information concerning the investing experience of these individuals is set forth in our most recent proxy statement.

We conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary investment objectives are to enhance shareholder value over time by generating strong returns on invested capital, consistently paying attractive distributions to our shareholders and achieving long-term appreciation in the value of our lodging investments.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or property type, but the terms of our outstanding indebtedness from time to time may effectively impose such limits on us.

Additional criteria with respect to our hotel investments is described in Item 1, “Business,” included in our 2013 Annual Report on Form 10-K.

Investments in mortgages, structured financings and other lending policies

We may invest in loans secured by hotels or make loans to persons, as we do not have a policy limiting our ability to make such investments or loans. We may make loans to joint ventures in which we may participate in the future. We do not intend to engage in significant lending activities.

Investments in securities of or interests in persons primarily engaged in real estate activities and other issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. Additionally, although we do not presently expect to do so, we may in the future (1) invest in the securities of other issuers in connection with acquisitions of indirect interests in hotels (normally general or limited partnership interests in special purpose partnerships owning hotels) and (2) acquire some, all or substantially all of the securities or assets of other real estate investment trusts, or REITs, or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us or any of our subsidiaries to fall within the definition of an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration under that act would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition policy

We may sell one or more of our hotels from time to time, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a hotel would be in our best interests based on the price being offered for the hotel, the operating performance of the hotel, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing policies

We are targeting an overall debt level not to exceed 40% of the aggregate value of all of our hotels, as calculated in accordance with the terms of our revolving credit facility. Our Board will review our debt financing policies on a regular basis and will have the ability to amend or modify them without shareholder approval. To the extent our Board amends or modifies our debt financing policies in the future, we will disclose any such amendments or modifications in periodic reports that we will file or furnish with the Securities and Exchange Commission (the “SEC”).

For a more detailed description of the terms of our current indebtedness, see Note 6, “Long-Term Debt,” to our consolidated financial statements in our 2013 Annual Report on Form 10-K. Copies of the documents governing our current, material indebtedness have been filed as exhibits to our 2013 Annual Report on Form 10-K.

We consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts our ability to asset manage our hotels;

•	prepayment penalties and restrictions on refinancing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular hotels, and the Trust as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	our overall level of indebtedness;

•	timing of debt maturities;

•	provisions that require recourse and cross-collateralization;

•	our credit ratios, including debt service coverage and fixed charge coverage; and

•	our overall ratio of fixed- and variable-rate debt.

Equity capital policies

Subject to applicable law and the requirements for listed companies on the New York Stock Exchange (the “NYSE”), our Board has the authority, without further shareholder approval, to issue additional authorized common and preferred shares (together, the “shares”) or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to subscribe for or purchase additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue shares in connection with acquisitions. We also may issue units of limited partnership interest in our operating partnership in connection with acquisitions of property.

We have issued preferred shares with distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares, and we may issue preferred shares again in the future. Our Board may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common shares or otherwise might be in their best interests.

We may, under certain circumstances, purchase shares in the open market or in private transactions with our shareholders, if those purchases are approved by our Board. Other than repurchases in connection with the vesting of restricted share awards to satisfy minimum statutory tax withholding requirements, our Board has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws, the applicable requirements for qualifying as a REIT and any restrictive covenants contained in the documents governing our indebtedness.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our shareholders to acquire additional shares by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price. Shareholders who do not participate in the plan would continue to receive cash distributions as declared.

Conflict of interest policy

We have adopted policies to reduce potential conflicts of interest. A “conflict of interest” occurs when a trustee’s, officer’s or employee’s personal interest interferes with our interest. Generally, our policies provide that any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest must be approved by our audit committee or a majority of our disinterested trustees. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See Item 1A, “Risk Factors” in our 2013 Annual Report on Form 10-K for more information on possible adverse effects of conflicts of interest.

Applicable Maryland law provides that a contract or other transaction between a Maryland REIT and any of that entity’s trustees or any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common board membership or interest, the fact that the trustee is present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote is counted in favor of the contract or transaction, if:

•	the fact of the common board membership or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members, even if the disinterested members constitute less than a quorum;

•	the fact of the common board membership or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the trust.

Our declaration of trust specifically adopts these provisions of Maryland law.

Reporting policies

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we are required to file periodic reports, proxy statements and other information, including annual audited financial statements, with the SEC, and will in the future furnish to our shareholders annual reports containing consolidated financial statements audited by our independent registered public accounting firm.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our shares. As used in this section, references to the terms “we,” “our” and “us” mean only Chesapeake Lodging Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. An applicable prospectus supplement will contain information about additional U.S. federal income tax considerations, if any, relating to particular offerings of common shares, preferred shares, depositary shares, warrants, subscription rights, preferred shares purchase rights or other securities of Chesapeake Lodging Trust. Because this is a summary that is intended to address only material U.S. federal income tax considerations relating to the ownership and disposition of our shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that the tax consequences for you may vary depending on your particular tax situation. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	a tax-exempt organization, except to the extent discussed below in “—Taxation of tax-exempt U.S. shareholders”;

•	a broker-dealer;

•	a non-U.S. shareholder (as defined below), except to the extent discussed below in “—Taxation of non-U.S. shareholders”;

•	a trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation;

•	a person subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a person holding our shares as part of a “hedge,” “straddle,” “conversion transaction,” “synthetic security” or other integrated investment;

•	a person holding our shares through a partnership or similar pass-through entity;

•	a person holding 10% or more (by vote or value) of our shares;

•	a person holding our shares on behalf of another person as a nominee;

•	a person who receives our shares through the exercise of employee share options or otherwise as compensation; or

•	a U.S. expatriate.

In addition:

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold our shares as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning its qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and disposition of our shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and disposition of our shares and the potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

U.S. federal income taxation of Chesapeake Lodging Trust

We elected to be treated as a corporation for U.S. federal income tax purposes effective as of December 7, 2009. Effective as of the same date we elected to be treated as an S corporation. Prior to the completion of our initial public offering we revoked our S corporation election and elected to be treated as a corporation for U.S. federal income tax purposes effective as of January 1, 2010. We elected to be taxed as a REIT, commencing with our taxable year ended December 31, 2010, upon the filing of our U.S. federal income tax return for such year. We believe that we are organized and have operated and we intend to continue to operate in such a manner to qualify for taxation as a REIT, but there can be no assurance that we have qualified or that we will remain qualified as a REIT. We own, through our operating partnership, 100% of the outstanding common stock of an entity that has elected to be treated as a REIT (our “subsidiary REIT”). This entity is subject to the same REIT qualification requirements and other limitations described herein that apply to us.

Our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Internal Revenue Code that are described in this discussion. These requirements apply to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our shares. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, the applicable law or the interpretation of such law, no assurance can be given by us that we will satisfy such requirements. For a discussion of the U.S. federal income tax consequences of the failure to qualify as a REIT, see “—Requirements for qualification as a REIT—Failure to qualify as a REIT” below.

The sections of the Internal Revenue Code and the corresponding Treasury Regulations that govern the U.S. federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Regular corporations (corporations that do not qualify as REITs or for other special classification under the Internal Revenue Code) generally are subject to U.S. federal income tax on their income, and shareholders of such corporations are subject to tax on dividends they receive from such corporations. Qualification for taxation as a REIT, however, enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Accordingly, as a REIT, we generally will not be subject to U.S. federal income tax on our U.S. federal taxable income that is distributed currently to our shareholders as dividends, while our shareholders generally will be subject to tax on dividends they receive from us (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at ordinary income rates. In contrast to the treatment of REIT shareholders, shareholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gain rates, which are lower for individuals than ordinary income rates. In addition, corporate shareholders of regular corporations (unlike corporate shareholders of REITs) generally receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Nevertheless, because REITs and their shareholders are generally subject to only a single level of tax, income earned by a REIT and distributed currently to its shareholders generally is subject to lower aggregate rates of U.S. federal income taxation than if such income were earned by a regular domestic corporation or a qualifying foreign corporation and then distributed to its shareholders.

So long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal income tax on our net income that is distributed currently to our shareholders. However, we will be subject to U.S. federal income tax as follows:

(1)	We will be taxed at regular U.S. federal corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

(2)	Under certain circumstances, we (or our shareholders) may be subject to the “alternative minimum tax” due to our items of alternative minimum tax adjustments.

(3)	If we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired by us as a result of having bid in a foreclosure or through other legal means subsequent to a default on a lease of such property or on an indebtedness secured by such property. See “—Requirements for Qualification as a REIT—Gross income tests applicable to REITs—Income from foreclosure property” below.

(4)	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. See “—Requirements for Qualification as a REIT—Gross income tests applicable to REITs—Prohibited transactions tax” below.

(5)	If we fail to satisfy the 75% gross income test or the 95% gross income test described below under “—Requirements for Qualification as a REIT—Gross income tests applicable to REITs,” but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the product of (a) the gross income attributable to the greater of the amount by which we fail either of the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect our profitability.

(6)	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which U.S. federal income tax was paid.

(7)	If arrangements between us and our taxable REIT subsidiary (“TRS”) are not comparable to similar arrangements among unrelated parties, we will be subject to a 100% penalty tax on amounts received from, or on certain amounts deducted by, a TRS.

(8)	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. To the extent we make a timely designation of such gain to our shareholders, a U.S. shareholder would (a) include its proportionate share of our undistributed long-term capital gain in its income, (b) be deemed to have paid the tax that we paid on such gain, (c) be allowed a credit for its proportionate share of the tax it was deemed to have paid, and (d) increase its basis in our shares. See “—Taxation of taxable U.S. shareholders—Capital gain distributions; retained net capital gain.”

(9)	If we fail to satisfy any of the asset tests discussed below under “—Requirements for Qualification as a REIT—Asset tests applicable to REITs” because we own assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to corporations during the periods when such assets would have caused us to fail the relevant asset test.

(10)	If we fail to satisfy a requirement under the Internal Revenue Code the failure of which would result in the loss of our REIT status, other than a failure described in paragraph (5) or (9) above, but (a) the failure is due to reasonable cause and not willful neglect and (b) we nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

(11)	If we fail to comply with the requirement to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

(12)	If we acquire any assets from a regular corporation in a carryover basis transaction, we may be subject to tax at the highest applicable corporate rate on the gain we recognize from the disposition of an asset acquired from a non-REIT C corporation in a carry-over basis transaction to the extent of the “built-in gain” in the asset. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. In general, this tax applies for a period of 10 years beginning with the day the property of a non-REIT C corporation is transferred to us in a carry-over basis transaction (the “recognition period”). Pursuant to the American Taxpayer Relief Act of 2012 enacted in January 2013, the recognition period is reduced to 5 years for assets sold in 2012 or 2013. The recognition period is 10 years for assets sold in 2014 and thereafter absent further legislation. To the extent that assets are transferred to us in a carryover basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the corporation’s interest in the partnership.

(13)	The earnings of any subsidiaries that are “C” corporations, including any TRSs, are subject to U.S. federal income tax.

If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset, a portion of the dividends paid during the following year to our shareholders who are taxed as individuals may be subject to tax at reduced long-term capital gain rates rather than at ordinary income rates. See “—Taxation of taxable U.S. shareholders—Qualified dividend income.”

Notwithstanding our qualification as a REIT, (i) we and/or our subsidiaries that are not subject to U.S. federal income tax may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner that they are treated for U.S. federal income tax purposes, and (ii) we and our subsidiaries that are not subject to U.S. federal income tax will be required to pay certain foreign taxes to the extent that we own assets or conducts operations in foreign jurisdictions. Moreover, our TRS, including with respect to income earned by each of its domestic subsidiaries, is subject to U.S. federal, state and local income taxes on its net income, and, in addition, any non-U.S. TRS would be subject to applicable foreign income taxes.

Requirements for qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more directors or trustees;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year, not more than 50% of the value of the outstanding shares of which are owned, actually or constructively, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities and as determined by applying certain attribution rules);

(7)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification;

(8)	that uses a calendar year for U.S. federal income tax purposes; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT. Our declaration of trust provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (9).

If we were to fail to satisfy the share ownership requirements and could not avail ourselves of any statutory relief provisions, we would not qualify as a REIT. See “—Requirements for Qualification as a REIT—Failure to qualify as a REIT” below.

Effect of subsidiary entities.

Ownership of qualified REIT subsidiaries.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a QRS is a corporation all of the capital stock of which is owned by one REIT and that is not a TRS. These entities are not subject to U.S. federal income taxation, although they may be subject to state and local taxation in certain jurisdictions.

Ownership of subsidiary REITs.

We own one subsidiary REIT. We believe that our subsidiary REIT is organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for U.S. federal income tax purposes from and after the effective date of its REIT election. However, if our subsidiary REIT fails to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. federal income tax, as described herein, see “—Failure to qualify as a REIT” below, and (ii) our equity interest in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, QRSs and TRSs. See “—Asset tests applicable to REITs” below. If the subsidiary REIT fails to qualify as a REIT, it is possible that we would not meet the 10% voting stock test and the 10% value test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT, unless we could avail our self of certain relief provisions.

Ownership of TRSs.

A TRS is an entity that is taxable as a corporation in which the REIT owns, directly or indirectly, an equity interest, including stock, and that elects, together with the REIT, to be treated as a TRS under the Internal Revenue Code. In addition, if a TRS of a REIT owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. A TRS is a regular corporation subject to U.S. federal income tax, and state, local or foreign income tax where applicable, at applicable corporate rates. If dividends are paid to us by a TRS then a portion of the dividends from us to our shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gain rates, rather than at ordinary income rates. See “—Taxation of U.S. shareholders—Qualified dividend income.” The income and assets of our TRS and its subsidiaries are not attributable to us for purposes of satisfying the income and asset ownership requirements applicable to REIT qualification.

A TRS must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the TRS by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other hotels of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, directly or indirectly, more than 5% of the outstanding shares of the REIT and, if the stock of the eligible independent contractor is publicly traded, 5% of the publicly traded stock of the eligible independent contractor). We take all steps reasonably practicable to ensure, that neither our TRS nor any of its subsidiaries (nor any TRS that we may own in the future) will engage in “operating” or “managing” our hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the TRS will qualify as “eligible independent contractors” with regard to the TRS. We believe that our hotel managers have qualified, and will continue to qualify, as eligible independent contractors. In that regard, constructive ownership under Section 318 of the Internal Revenue Code resulting, for example, from relationships between our hotel managers and our shareholders could impact the hotel management company’s ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Internal Revenue Code, it is possible that not all prohibited relationships will be identified and avoided. The existence of such a relationship would disqualify a hotel management company as an eligible independent contractor, which would in turn disqualify us as a REIT. Our declaration of trust restricts ownership and transfer of our shares in a manner intended to facilitate continuous qualification of each hotel management company as an eligible independent contractor, but no assurances can be given that such transfer and ownership restrictions will ensure that each hotel management company, in fact, will be an eligible independent contractor. A hotel management company’s failure to qualify as an eligible independent contractor generally does not give us the right to terminate a management agreement.

Certain restrictions are imposed on TRSs. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRSs adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year interest expense disallowed under the 50% test provided certain conditions are met). In addition, a REIT would be obligated to pay a 100% penalty tax on some payments from the TRS that it receives, including interest or rent, or on certain expenses deducted by the TRS, if the IRS were able to assert successfully that the economic arrangements between the REIT and the TRS did not meet specified arm’s length standards set forth in the Internal Revenue Code. Our TRSs may make substantial interest and other payments to us, including payments of rent under hotel leases. There can be no assurance that the limitation on interest deductions applicable to TRSs will not apply to the interest payments made to us by our TRS and its subsidiaries, resulting in an increase in the federal income tax liability of each such subsidiary. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by us from, or expenses deducted by, our TRS and its subsidiaries.

Because of the restrictions applicable to the income, assets and activities of a REIT, we may need to conduct certain business activities in one or more TRSs. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units. As discussed below under “—Asset tests applicable to REITs,” the aggregate value of all of a REIT’s ownership interests (debt or equity) in TRSs may not exceed 25% of the value of all of that REIT’s assets.

Ownership of partnership interests.

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, our proportionate share of the assets and items of gross income of our operating partnership, including its share of such items of any subsidiaries that are partnerships or limited liability companies that have not elected to be treated as corporations for U.S. federal income tax purposes, are treated as assets and items of gross income of Chesapeake Lodging Trust for purposes of applying the requirements described herein. A summary of the rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax aspects of our ownership of interests in our operating partnership” As the sole general partner of our operating partnership, we have direct control over our operating partnership and indirect control over the subsidiaries in which our operating partnership or a subsidiary has a controlling interest. We currently operate, and we intend to continue to operate, these entities in a manner consistent with the requirements for qualification as a REIT.

Gross income tests applicable to REITs.

In order to maintain qualification as a REIT, we must satisfy the following two gross income tests on an annual basis:

At least 75% of our gross income must be derived directly or indirectly from investments relating to real property or mortgages on real property, including:

(1)	“rents from real property”;

(2)	dividends or other distributions, and gain from the sale of, shares in other REITs;

(3)	gain on the disposition of real property or mortgages on real property, in either case, not held for sale to customers;

(4)	interest on obligations secured by mortgages on real property or on interests in real property; or

(5)	from temporary investments of new capital in stock and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

At least 95% of our gross income must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

The following items of income and gain are excluded from the computation of these gross income tests: (i) gross income from “prohibited transactions;” (ii) income from, and gain from the sale or disposition of, certain hedging transactions (as discussed below); and (iii) certain foreign currency income.

The IRS has regulatory authority to determine whether any item of income, which is not otherwise described as qualifying income under the 95% or 75% gross income tests, may be treated as qualifying income for purposes of such tests or be excluded therefrom.

Rents from real property.

Rents paid pursuant to leases, together with dividends and interest received from our TRS and its subsidiaries generally have constituted and will constitute most of our gross income. Several conditions must be satisfied in order for rents received by a REIT to qualify as “rents from real property.” First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if a REIT, or an actual or constructive owner of 10% or more of that REIT, actually or constructively owns 10% or more of the tenant. An exception to this general rule allows a REIT to lease its hotels to a TRS without the rents received from that subsidiary being disqualified as “rents from real property” by reason of the REIT’s direct or indirect ownership interest in the TRS. We lease our hotels to our TRS and we currently intend to lease substantially all of any hotels that we acquire to our TRS.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

Fourth, if a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom the REIT derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, impermissible services can be provided to tenants at a property by a TRS.

In order for the rent paid pursuant to a REIT’s leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•	the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We structure our leases, and we currently intend to structure all future leases, so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	our operating partnership and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•	the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through the hotel managers, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;

•	the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

•	in the event of damage or destruction to a hotel, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•	the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•	the lease enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•	upon termination of each lease, the applicable hotel will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the lessor receives from the lessees would not be considered rent and would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. We structure our leases, and we currently intend to structure future leases, such that the leases provide for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to these leases should qualify as “rents from real property” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits.

The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. It is our intention to not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, we structure our leases, and we currently intend to structure future leases, to ensure that the rental provisions and other terms of the leases conform with normal business practice and are not intended to be used as a means of basing rent on income or profits.

We lease certain items of personal property to our lessees in connection with our leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rents from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. We believe that, with respect to each of our leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease does not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes non-qualifying income, such amounts, when taken together with all other non-qualifying income earned by the applicable REIT, do not jeopardize our qualification as a REIT.

We structure our leases such that the lessor is permitted take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a TRS, if necessary to ensure that all of the rent attributable to personal property with respect to such lease qualifies as “rents from real property.” We expect that the only material tax impact of the ownership of this personal property by the TRSs will be that it will reduce the rent payments from the TRSs to the lessors of the hotels with which the personal property is associated, which may increase the taxable income of the TRSs.

Income from foreclosure property.

If a REIT acquires real property and personal property incident to such real property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to the REIT that is secured by the property, and if the REIT makes a timely election to treat such property as “foreclosure property” under applicable provisions of the Internal Revenue Code, net income (including any foreign currency gain) the REIT realizes from such property generally will be subject to tax at the maximum U.S. federal income tax rate, regardless of whether the REIT distributes such income to its shareholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election. If an unrelated third party lessee defaults under a lease, the REIT is permitted to lease the hotel to a taxable REIT subsidiary, in which case the hotel would not become foreclosure property, as described herein.

Interest.

“Interest” generally will be non-qualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based upon a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. We may receive interest payments from our taxable REIT subsidiaries. These amounts of interest are qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. We do not anticipate that the amounts of interest derived from our taxable REIT subsidiaries would affect our ability to continue to satisfy the 75% gross income test.

Dividends.

We may receive dividends from our TRS, and we could realize capital gain with respect to our investments in our TRS (either due to distributions received from the TRS or upon a disposition of part or all of our interest in a TRS). Our share of any dividends received from one or more of our TRSs or capital gain recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that the amounts of dividends from our TRS and/or capital gain with respect to our TRS and its subsidiaries will affect our ability to continue to satisfy the 75% gross income test.

Hedging transactions.

From time to time, we may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of our assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that a REIT enters into a transaction in the normal course of its business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income for purposes of the 75% and 95% gross income tests provided that the REIT clearly and timely identifies such hedging transaction in the manner required under the Internal Revenue Code and the Treasury Regulations promulgated thereunder (a “qualifying hedging transaction”). Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as qualifying income for purposes of the 75% or 95% gross income test, provided the REIT clearly identifies the transaction as such before the close of the day on which it was acquired, originated, or entered into (or such other time as set forth in Treasury Regulations) (a “qualifying foreign currency transaction”). We currently intend to structure any hedging transactions in a manner that does not jeopardize our REIT status, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Foreign currency gains.

“Real estate foreign exchange gain” is excluded from the calculation of the 75% and 95% gross income tests and other “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests Applicable to REITs.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Temporary investment income.

For purposes of the 75% gross income test, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our shares or certain long-term debt obligations in stock and debt obligations, but only during the one-year period beginning on the date we receive the new capital.

Failure to satisfy the income tests.

We have gross income from various sources, including the sources described in the preceding paragraphs, that does not constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our sources of non-qualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT.

If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we were entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally would be available if our failure to meet such tests were due to reasonable cause and not due to willful neglect, and, following identification of the failure, we filed with the IRS a schedule describing each item of its gross income qualifying under one or more of the gross income tests. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving us we would not qualify as a REIT. As discussed above under “—U.S. federal income taxation of Chesapeake Lodging Trust,” even if these relief provisions were to apply, a tax based on the amount of the relevant REIT’s non-qualifying income would be imposed.

Prohibited transactions tax.

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership or any other subsidiary partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% penalty tax if: (i) we have held the property for at least two years and for the production of rental income (unless such property was acquired through foreclosure or deed in lieu of foreclosure or lease termination); (ii) capitalized expenditures on the property in the two years preceding the year of sale are less than 30% of the net selling price of the property; (iii) we either (a) have seven or fewer sales of property (excluding sales of foreclosure property or in connection with an involuntary conversion (“excluded sales”)) for the year of sale or (b) the aggregate tax basis of property sold (other than excluded sales) during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (c) the fair market value of property sold (other than excluded sales) during the year of sale is less than 10% of the fair market value of all of our assets as of the beginning of the taxable year; and (iv) if the requirement described in clause (iii)(a) of this paragraph is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

We hold hotels for investment with a view to long-term appreciation, engage in the business of acquiring and owning hotels and we currently intend to make sales of hotels consistent with our investment objectives. However, some of our sales may not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

Asset tests applicable to REITs.

At the close of each quarter of the taxable year, we must satisfy six tests relating to the nature of our assets, as follows:

(1)	At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, foreign currency that meets certain requirements under the Internal Revenue Code, and government securities. Real estate assets include interests in real property, mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or certain long-term debt obligations.

(2)	Not more than 25% of our total assets may be represented by securities, other than those described in (1) above.

(3)	Except for securities described in (1) above and securities of TRSs or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)	Except for securities described in (1) above and securities of TRSs or QRSs, we may not own more than 10% of any one issuer’s outstanding voting securities.

(5)	Except for securities described in (1) above, securities of TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6)	Not more than 25% of the value of our total assets may be represented by the securities of one or more TRSs.

Each of our assets for purposes of these tests includes our allocable share of all assets held by the entities in which we owns an interest that are partnerships or disregarded entities for U.S. federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for U.S. federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests and the other securities issued by that entity, other than certain securities specified in the Internal Revenue Code.

Securities, for purposes of the asset tests, may include debt a REIT holds from other issuers. However, the Internal Revenue Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Internal Revenue Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships (other than straight debt or other excluded securities) that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of the REIT’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement determined by the IRS.

Debt will meet the “straight debt” safe harbor if (1) neither the REIT nor any of its controlled TRSs (i.e., TRSs in which the REIT directly or indirectly owns more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Internal Revenue Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code. Specifically, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Internal Revenue Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that we have complied with the asset tests and securities limitations for each relevant testing date and we currently intend to do so for each relevant calendar quarter in the future. There can be no assurance, however, that the IRS might not contend that the value of any of the securities owned by us on a relevant testing date has resulted in a violation of one or more of the value limitations.

After initially meeting the asset tests at the close of any quarter, a REIT will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets (including a change caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in our interest in our operating partnership as a result of the exercise of a limited partner’s redemption right relating to units in our operating partnership (“OP Units”) or an additional capital contribution of proceeds from an offering of capital stock by us.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter and $10,000,000, a REIT can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which the REIT first identifies the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, a REIT can avoid disqualification as a REIT if the violation is due to reasonable cause and the REIT disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files a schedule with the IRS that describes the assets that caused us to tax the asset. The applicable Treasury Regulations have yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

We monitor our compliance with the asset tests and we currently intend to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within such time period, we would cease to qualify as a REIT unless we could avail ourselves of available relief provisions. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which tax could be significant in amount.

Annual distribution requirements applicable to REITs.

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(i)	the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and the REIT’s net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

(ii)	the sum of certain items of non-cash income.

Dividend distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of those months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. We currently intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, our operating partnership’s partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements. Our subsidiary REIT intends to use consent dividends in order to satisfy all or a portion of its distribution requirements.

In order for distributions to be counted toward satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income within the periods described above, we will be subject to income tax on the retained portion at regular capital gain and ordinary corporate income tax rates. We may elect to retain rather than distribute all or a portion of our net capital gain and pay the tax on such gain. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gain in their income as long-term capital gain and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described below, any retained amounts would be treated as having been distributed.

There is a possibility that our taxable income could exceed our cash flow, due in part to certain non-cash or “phantom” income that would be taken into account in computing REIT taxable income. It is possible, because of these differences in timing between our recognition of taxable income and our receipt of cash available for distribution, that we, from time to time, may not have sufficient cash or other liquid assets with which to meet our distribution requirements. In this event, in order to meet the distribution requirements, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable share dividends. In addition, certain debt obligations our ours, including our credit facility, may limit the amount of distributions that we can pay to shareholders, if, for example, there has been an event of default under such obligations. Accordingly, any such event of default could adversely affect our ability to make required REIT distributions and to elimination our U.S. federal income tax liability.

We calculate our REIT taxable income based upon the conclusion that the lessor is the owner of the hotels for U.S. federal income tax purposes. As a result, we expect that the depreciation deductions with respect to the hotels owned by the lessors will reduce our REIT taxable income. This conclusion is consistent with the conclusion above that the leases of our hotels will be treated as true leases for U.S. federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, we also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain REIT status.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which deficiency dividends may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

We will be subject to a nondeductible 4% excise tax on any excess of the required distribution over the sum of amounts actually distributed and amounts retained on which U.S. federal income tax was paid, if we do not distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years net of excess distributions from prior taxable years.

Recordkeeping requirements.

We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to qualify as a REIT.

If we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific mitigation clauses discussed above in “—Requirements for qualification as a REIT—Asset tests applicable to REITs” and “—Requirements for qualification as a REIT—Gross income tests applicable to REITs”), we can avoid disqualification as a REIT by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we were to fail to qualify for taxation as a REIT in any taxable year, and if the statutory relief provisions were not to apply, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which a REIT was to fail to qualify as a REIT would not be deductible by the distributing entity nor would such distributions be required to be made. As a result, a failure by us to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders and could materially reduce the value of our shares. In addition, if we were to fail to qualify as a REIT, all distributions to our shareholders would be taxable as dividends, to the extent of our current and accumulated earnings and profits (“E&P”), even if such dividends were attributable to our capital gain. Subject to certain limitations imposed by the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions and individual distributees may be eligible for the reduced long-term capital gain rate of 20% or less on such dividends. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Tax aspects of our ownership of interests in our operating partnership

General.

Substantially all of our investments are owned indirectly through our operating partnership, which owns hotels either directly or through certain subsidiaries (including through our subsidiary REIT). This discussion focuses on the tax aspects of our ownership of hotels through partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our gross income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through our operating partnership and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for U.S. federal income tax purposes. See “—Requirements for qualification as a REIT—Effect of subsidiary entities—Ownership of partnership interests by a REIT” above.

Entity classification.

If our operating partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to U.S. federal and state income tax on its taxable income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see “—Requirements for qualification as a REIT—Asset tests applicable to REITs” and “—Requirements for qualification as a REIT—Gross income tests applicable to REITs” above).

The tax treatment of Chesapeake Lodging Trust and the U.S. federal income tax consequences of the ownership of our shares would be materially different from the consequences described herein if our operating partnership and all of its subsidiaries (other than our TRS and its subsidiaries, our QRSs, and our subsidiary REIT) were not classified as partnerships or disregarded as separate entities for U.S. federal income tax purposes. Pursuant to Treasury Regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither our operating partnership nor any of its non-corporate subsidiaries that are not TRSs, QRSs, or our subsidiary REIT, has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, our operating partnership and each subsidiary that is not a TRS or QRS is treated as a partnership for U.S. federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for U.S. federal income tax purposes).

Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.”

OP Units are not and will not be traded on an established securities market and we currently intend to take the reporting position for U.S. federal income tax purposes that our operating partnership is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of OP Units to redeem the units for our common shares could cause OP Units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. We cannot provide any assurance that our operating partnership will continue to qualify for one of the safe harbors mentioned above.

If our operating partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If our operating partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in our operating partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “—Requirements for qualification as a REIT—Asset tests applicable to REITs” above). In this event, the value of our common shares could be materially adversely affected (see “—Requirements for qualification as a REIT—Failure to qualify as a REIT” above).

Allocations of our operating partnership’s income, gain, loss and deduction.

A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for U.S. federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in our operating partnership’s partnership agreement are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

Tax allocations with respect to the hotels.

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as any hotel, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as book-tax difference. Our operating partnership’s partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated property. Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired by our operating partnership in the future.

Taxation of taxable U.S. shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

A “non-U.S. shareholder” is a beneficial holder of our shares that is not a U.S. shareholder, as defined herein, or an entity that is treated as a partnership for U.S. federal income tax purposes.

Distributions generally.

So long as we qualify as a REIT, the distributions (or deemed distributions) made by us out of our current or accumulated E&P other than capital gain dividends or retained capital gain as discussed below, will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for shareholders that are corporations. To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. shareholder, reducing the adjusted tax basis that such U.S. shareholder has in its shares for U.S. federal income tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. shareholder’s adjusted tax basis taxable as capital gain, provided that the shares have been held as a capital asset. We will notify shareholders after the close of its taxable year as to the portion of its distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Our distributions of ordinary income, except to the extent properly designated by us as qualified dividend income, will not qualify for the preferential qualified dividend income rates that generally apply to distributions by regular “C” corporations to shareholders who are taxed as individuals.

Distributions will generally be taxable, if at all, in the year of distribution. However, if we declare a dividend in October, November or December of any year and pays such dividend to a shareholder of record on a specified date in any such month, such dividend will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us on or before January 31 of the following year.

For purposes of computing liability for alternative minimum tax, certain of our alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of our shareholders in the ratio that our distributions bear to our taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of our shareholders are deemed to be derived by the shareholders proportionately from each such alternative minimum tax adjustment of us and are taken into account by the shareholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Capital gain distributions; retained net capital gain.

Distributions that we properly designate as “capital gain dividends” are taxable to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. shareholder has held his shares) to the extent that such designated dividends do not exceed our actual net capital gain for the taxable year. A U.S. shareholder’s share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. shareholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year.

Designations made by us will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099 - DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate U.S. shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” In that case, we will be subject to tax at regular corporate income tax rates on any undistributed capital gain.

A U.S. shareholder:

(1)	will include in its income as long-term capital gain its proportionate share of such undistributed capital gain; and

(2)	will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our E&P will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%, and to U.S. shareholders that are corporations at a maximum rate of 35%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

We must determine the maximum amounts that we may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if we are an individual whose ordinary income is subject to a marginal tax rate of at least 28%.

Designations made by us will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of our net capital gain as undistributed capital gain, a U.S. shareholder will receive an IRS Form 2439 indicating the total amount of undistributed capital gain, the amount of unrecaptured Section 1250 gain, if any, and the tax paid by us on the undistributed capital gain.

Qualified dividend income.

We may designate a portion of our distributions paid to U.S. shareholders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to a non-corporate U.S. shareholder at favorable rates, so long as the U.S. shareholder satisfies the applicable holding requirements. As a general rule, the shareholder must have held the shares with respect to which the distribution is paid for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date for the distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from regular corporations (including any TRS in which we may own an interest);

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carryover basis transaction from a regular corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a regulated investment company), (ii) any of our TRSs, or (iii) a “qualified foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will constitute a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS From 1099–DIV indicating the amount that will be taxable to the holder as qualified dividend income.

Passive activity losses; investment interest limitation.

U.S. shareholders may not include in their income tax returns any net operating losses or capital losses of Chesapeake Lodging Trust. Instead, such losses may be carried over by us for potential offset against future income, subject to certain limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income, and, as a result, U.S. shareholders generally will not be able to apply any “passive losses” against such income or gain.

Taxable dividend distributions from us generally will be treated as investment income for purposes of the “investment interest limitation.” This limitation provides that a non-corporate U.S. shareholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the shareholder’s investment income over his or her investment expenses for that year. A non-corporate U.S. shareholder may elect to treat capital gain dividends, capital gain from the disposition of shares, including distributions treated as such, and income designated as qualified dividend income as investment income, in which case the applicable capital gain will be taxed at ordinary income rates. We intend to comply each year with IRS guidance or Treasury Regulations on the notification of shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Dispositions of our shares.

Upon any sale or other disposition of our shares, a U.S. shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received with respect to such sale or other disposition and (2) the holder’s adjusted tax basis in such shares for U.S. federal income tax purposes. In general, a U.S. shareholder’s adjusted basis in our shares generally will equal the U.S. shareholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder, less tax deemed paid on it and reduced by returns of capital. The applicable tax rate will depend on the U.S. shareholder’s holding period of the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the U.S. shareholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the maximum 20% long-term capital gain tax rate for non-corporate shareholders) to a portion of capital gain realized by a non-corporate U.S. shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our shares, whether or not such gains are classified as long-term capital gains.

Capital losses recognized by a U.S. shareholder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

Expansion of Medicare Tax.

The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. holders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares. Prospective investors should consult their own tax advisors regarding this legislation.

Redemptions of preferred shares.

Whenever we redeem any preferred shares, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred shares to a holder of such preferred shares can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of preferred shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such shares upon the redemption and such holder’s adjusted tax basis in the preferred shares redeemed (provided the preferred shares are held as a capital asset) if such redemption (i) is “not essentially equivalent to a dividend” with respect to the holder of the preferred shares under Section 302(b)(1) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code, or (iii) results in a “complete termination” of the holder’s interest in all classes of our shares under Section 302(b)(3) of the Code. In applying these tests, there must be taken into account not only any series or class of the preferred shares being redeemed, but also such holder’s ownership of other classes of our shares and any options (including stock purchase rights) to acquire any of the foregoing. The holder of preferred shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the holder of preferred shares owns (actually or constructively) none of our voting shares, or owns an insubstantial amount of our voting shares, based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of our preferred shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a holder of preferred shares will be “substantially disproportionate” if the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately following the redemption of the preferred shares (treating preferred shares redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately before the redemption, and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of the Trust. If the Trust’s preferred shares are nonvoting shares, a shareholder would have to reduce such holder’s holdings (if any) in our classes of voting shares to satisfy this test.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred shares will be treated as a distribution on our shares as described under “Taxation of taxable U.S. shareholders—Distributions generally” and “Taxation of non-U.S. shareholders—Distributions generally.” If the redemption of a holder’s preferred shares is taxed as a dividend, the adjusted basis of such holder’s redeemed preferred shares will be transferred to any other shares held by the holder. If the holder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

With respect to a redemption of our preferred shares that is treated as a distribution with respect to our shares, which is not otherwise taxable as a dividend, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption

Conversion of preferred shares into common shares.

Except as provided below, a U.S. shareholder generally will not recognize gain or loss upon the conversion of our preferred shares into our common shares. Except as provided below, a U.S. shareholder’s basis and holding period in the common shares received upon conversion generally will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash). Any common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution on our shares as described under “Taxation of taxable U.S. shareholders—Distributions generally.” Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the preferred shares for more than one year. See “Taxation of taxable U.S. shareholders—Dispositions of our shares.” U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of preferred shares for cash or other property.

Taxation of tax-exempt U.S. shareholders

U.S. tax-exempt entities, including qualified employee pension plans and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. The IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling and provided that a tax-exempt shareholder has not held our shares as “debt financed property” within the meaning of the Internal Revenue Code and such shares are not otherwise used in a trade or business, the dividend income from us will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless such tax-exempt shareholder has held such shares as “debt financed property” within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) of the Internal Revenue Code whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such a prospective shareholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” shall be treated as UBTI as to any trust that is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.” A REIT is a “pension held REIT” if it meets the following two tests:

(1)	The REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

(2)	Either (i) at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or (ii) one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. As discussed above, the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. Certain restrictions on ownership and transfer of our shares contained in our declaration of trust generally should prevent a person from owning more than 10% of the value of our shares and thus we are not likely to be classified as a “pension held REIT.”

Taxation of non-U.S. shareholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares applicable to non-U.S. shareholders of our shares (as defined above under “—Taxation of taxable U.S. shareholders”). The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

Distributions generally.

As described in the discussion below, distributions paid by us with respect to our shares will be treated for U.S. federal income tax purposes as:

•	ordinary income dividends,

•	return of capital distributions, or

•	long-term capital gain.

This discussion assumes that our shares will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions described below. If our shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary income dividends.

A distribution (or deemed distribution) by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our current or accumulated E&P and:

•	not attributable to our net capital gain, or

•	the distribution is attributable to our net capital gain from the sale of “U.S. real property interests” (“USRPI”), and the non-U.S. shareholder owns 5% or less of the value of the applicable class or series of our shares at all times during the one year period ending on the date of distribution.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated E&P) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

(1)	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us;

(2)	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business; or

(3)	the non-U.S. shareholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Internal Revenue Code.

Distributions in excess of our current or accumulated E&P will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the shareholder’s shares, but rather will reduce the adjusted tax basis of such shares. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted tax basis of a non-U.S. shareholder’s shares, they will be treated as gain from the sale of the shareholder’s shares, the tax treatment of which is described below under “—Dispositions of our shares.”

We may be required to withhold 10% of any distribution in excess of our current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of that distribution. Consequently, although we currently intend that our transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. shareholder may seek a refund of such amounts from the IRS if such distribution was, in fact, in excess of our current or accumulated E&P, and the amount withheld exceeded the non-U.S. shareholder’s U.S. tax liability, if any, with respect to the distribution.

Return of capital distributions.

Unless (A) our shares constitute a USRPI, as described in “—Dispositions of our shares” below, or (B) either (1) the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to at 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our E&P will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated E&P, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated E&P. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder’s proportionate share of our E&P, and (2) the non-U.S. shareholder’s basis in its share, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates that would apply to a U.S. shareholder of the same type (e.g., an individual or corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our E&P.

Capital gain distributions.

A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated E&P and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•	the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. shareholder owns more than 5% of the value of the applicable class or series of our shares at any point during the one year period ending on the date of distribution.

Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•	the investment in our shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, or

•	the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. shareholder that owns more than 5% of the value of the applicable class or series of our shares at any time during the taxable year during the one year period ending on the date on which the distribution is paid will be subject to tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend. Such distributions may also be subject to a 30% branch profits tax.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

The IRS has announced that it intends to tax income of foreign taxpayers in respect of liquidating distributions made by REITs under rules similar to those applicable to current distributions made by REITs rather than under the general principles applicable to the liquidation of a corporate entity, and that it intends to promulgate Treasury Regulations to this effect. Under the IRS’s view, income in respect of liquidating distributions will be taxable to non-U.S. taxpayers to the extent that such distributions are attributable to the sale or exchange of a U.S. real property interest.

Retained net capital gain.

Although the law is not entirely clear on the matter, amounts designated by us as retained capital gain in respect of the shares held by U.S. shareholders (see “—Requirements for qualification as a REIT—Annual distribution requirements applicable to REITs” above) generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, non-U.S. shareholders will be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gain and to receive from the IRS a refund to the extent that their proportionate share of such tax paid by us were to exceed their actual U.S. federal income tax liability. A Non-U.S. shareholder will increase the basis of its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.

Dispositions of our shares.

Unless our shares constitute a USRPI, a sale of our shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular shareholder, our shares will constitute a USRPI only if each of the following three statements is true:

•	Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

•

We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity; and

•	Either (a) the applicable class or series of our shares is not “regularly traded,” as defined by applicable Treasury regulations, on an “established securities market” in the United States; or (b) the applicable class or series of our shares is “regularly traded” on an “established securities market” in the United States and the selling non-U.S. shareholder has held over 5% of the applicable class or series of our shares any time during the five-year period ending on the date of the sale.

Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our shares even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our shares within a 30–day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, our shares during the 61–day period that begins 30 days prior to such ex-dividend date.

If gain on the sale or exchange of shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain on a net basis in the same manner as a taxable U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Conversion of our preferred shares into common shares.

Except as provided below, a non-U.S. shareholder generally will not recognize gain or loss upon the conversion of our preferred shares into our common shares, provided our preferred shares do not constitute a USRPI. Even if our preferred shares do constitute a USRPI, provided our common shares also constitute a USRPI, a non-U.S. shareholder generally will not recognize gain or loss upon a conversion of our preferred shares into our common shares provided certain reporting requirements are satisfied. Except as provided below, a non-U.S. shareholder’s basis and holding period in the common shares received upon conversion will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash). Any common shares received in a conversion that are attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution on our shares as described under “Taxation of non-U.S. shareholders—Ordinary income dividends.” Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share as described under “Taxation of non-U.S. shareholders—Dispositions of our common shares.” Non-U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of preferred shares for cash or other property.

Information reporting and backup withholding tax applicable to shareholders

U.S. shareholders—Generally.

In general, information reporting requirements will apply to payments of distributions on our shares and payments of the proceeds of the sale of our shares to some shareholders, unless an exception applies. Further, the payor will be required to withhold backup withholding tax at a rate of 28% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2)	the IRS notifies the payor that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some shareholders, including corporations, financial institutions and certain tax-exempt organizations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS. A U.S. shareholder that does not provide Chesapeake Lodging Trust with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

U.S. shareholders—Legislation relating to foreign accounts.

Under the Hiring Incentives to Restore Employment Act (enacted in March 2010), certain future payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of their shares. See “—Information reporting and backup withholding tax applicable to shareholders—Non-U.S. shareholders—Withholding on payments to certain foreign entities.”

Non-U.S. shareholders—Generally.

Generally, information reporting will apply to payments of distributions on our shares, and backup withholding, currently at a rate of 28%, may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The proceeds from a disposition by a non-U.S. shareholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment were made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. shareholders will satisfy the information reporting requirements by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, a non-U.S. shareholder is advised to consult its tax advisor regarding the information reporting requirements applicable to it.

Non-U.S. shareholders—Withholding on payments to certain foreign entities.

The Foreign Account Tax Compliance Act or “FATCA,” which was enacted in 2010, imposes a 30% withholding tax on certain types of payments to “foreign financial institutions” and certain non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

The Treasury Department and the IRS have issued revised final and temporary regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA. Under delayed effective dates provided for in the regulations, the required withholding would not begin until July 1, 2014 with respect to dividends on our shares, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our shares.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). We will not pay any additional amounts in respect of amounts withheld under FATCA. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Legislative or other actions affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares.

State, local and foreign taxes

We and our subsidiaries and/or shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own hotels located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.

Tax shelter reporting

If a shareholder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2014	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer